UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2024

Shattuck Labs, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39593	81-2575858
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

500 W. 5th Street, Suite 1200

Austin, TX 78701

(Address of principal executive offices including zip code)

(512) 900-4690

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuance to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	STTK	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 9, 2024, Shattuck Labs, Inc. (“Shattuck”) entered into a collaboration and license agreement (the “Collaboration Agreement”) with Ono Pharmaceutical Co., Ltd (“Ono”), effective February 13, 2024, pursuant to which Shattuck and Ono will collaborate in the research and preclinical development of certain prespecified compounds directed toward a pair of targets selected by Ono from Shattuck’s pipeline of bifunctional fusion proteins (the “Development Compounds”). Shattuck is primarily responsible for carrying out the research activities in accordance with a mutually agreed upon research plan (the “Research Plan”), subject to the oversight of a joint research committee consisting of representatives from both Shattuck and Ono. Pursuant to the Collaboration Agreement, Shattuck granted to Ono an exclusive option (the “Option”) to obtain an exclusive, sublicensable license to research, develop, manufacture and commercialize multiple products resulting from the Development Compounds in any therapeutic area worldwide. The option period will extend from the effective date of the Collaboration Agreement until 90 days after Shattuck delivers its final report pursuant to the Research Plan, and following any exercise of the Option, Ono will be responsible for further development and commercialization of the Development Compounds.

In connection with entering into the Collaboration Agreement and conducting the Research Plan, Shattuck is entitled to receive up to $9 million consisting of an initial upfront payment and additional amounts payable upon the achievement of certain milestones specified in the Research Plan. Additionally, Ono has agreed to pay for all of Shattuck’s costs and expenses incurred in conducting the Research Plan.

In the event Ono exercises the Option for the Development Compounds, Shattuck is entitled to receive licensing, clinical and regulatory, and commercial milestone payments of up to $217.5 million upon the exercise of the Option, the achievement of certain specified clinical and regulatory milestones and commercial milestones and, in addition, a tiered percentage royalty on global net sales ranging from mid-single digits to low double digits. Royalties are payable by Ono on a licensed product-by-licensed product and country-by-country basis for a maximum of ten years after the first commercial sale of such licensed product in such country.

During the term of the Collaboration Agreement, Shattuck and Ono are prohibited from commercializing products anywhere in the world with the same mechanism of action as the Development Compounds.

The Collaboration Agreement may be terminated by mutual agreement of Shattuck and Ono or by either Shattuck or Ono upon an uncured material breach of the Collaboration Agreement or the insolvency of the other party. Ono may terminate the Collaboration Agreement at any time upon 90 days’ written notice to Shattuck. If Ono exercises such termination right, Ono will pay all of Shattuck’s costs up through the date of termination. In addition, after the conditions to exercise the Option have been met, Shattuck may terminate the Collaboration Agreement if Ono discontinues its development or commercialization efforts and other conditions are met.

The foregoing description of the Collaboration Agreement does not purport to be complete and is qualified in its entirety by reference to the Collaboration Agreement. Shattuck intends to file the Collaboration Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shattuck Labs, Inc.

Date: February 13, 2024	By:	/s/ Dr. Taylor Schreiber
Dr. Taylor Schreiber
Chief Executive Officer
(principal executive officer)